Exhibit 99.1

ALLEGIANT TRAVEL COMPANY
FIRST QUARTER 2011 FINANCIAL RESULTS
33rd Consecutive Profitable Quarter
Fully Diluted Earnings per Share of $.89
14.4% Operating Margin

Las Vegas, Nev., April 28, 2011 /PRNewswire/ – Allegiant Travel Company (NASDAQ: ALGT) today reported the following financial results for the 1st quarter 2011 and comparisons to prior year equivalents:

Unaudited	1Q11	1Q10	Change
Total operating revenue (millions)	$193.2	$169.6	13.9%
Operating income (millions)	$27.8	$36.2	(23.2)%
Operating margin	14.4%	21.4%	-7.0pp

EBITDA (millions)	$37.7	$44.8	(15.8)%
EBITDA margin	19.5%	26.4%	-6.9pp
Net income (millions)	$17.2	$22.6	(24.1)%
Diluted earnings per share	$0.89	$1.12	(20.5)%

Scheduled Service:
Average fare - scheduled service	$89.00	$81.40	9.3%
Average fare - ancillary air-related charges	$31.38	$31.44	(0.2)%
Average fare - ancillary third party products	$4.84	$3.64	33.0%
Average fare - total	$125.22	$116.49	7.5%
Scheduled service passenger revenue per ASM (PRASM)(cents)	8.77	7.74	13.3%
Total scheduled service revenue per ASM (TRASM) (cents)	12.34	11.08	11.4%
Load factor	92.9%	91.7%	1.2pp

Total System*:
Operating expense per passenger	$107.36	$92.80	15.7%
Operating expense per passenger, excluding fuel	$55.96	$52.89	5.8%
Operating expense, excluding fuel per ASM (CASM ex fuel) (cents)	5.33	4.88	9.2%
*Total system includes scheduled service, fixed-fee contract and non-revenue flying

“We are very proud to report our 33rd consecutive profitable quarter,” stated Maurice J. Gallagher, Jr., Chairman and CEO of Allegiant Travel Company.  “I especially want to thank our team members for their efforts.  Their everyday efforts delivering our customers safely and reliably is critical to our continued success.

“Our 14.1% pre-tax margin is the 10th consecutive quarter in which we have achieved double digits.  We are especially pleased about these results in light of the rapid increase in fuel prices we experienced during the quarter, in particular during the month of March, typically our most profitable month of the year.

“Our strong results are principally due to a 13.3% increase in scheduled service passenger RASM (PRASM) and an 11.4% increase in total scheduled service RASM (TRASM) compared with 1st quarter 2010.  We believe our unit revenue gains are due to a stronger demand environment, changes in our pricing strategy and tactics, and our aggressive management of capacity in our network.  During the quarter, our scheduled service ASM growth was only 2.7%, our slowest pace of year over year growth since the 3rd and 4th quarters of 2008.

“Our current capacity plans remain very constrained, all in an effort to manage through this period of rapid fuel price escalation.  Once we believe fuel price increases begin to moderate, we expect to return our rate of growth to our historic norms,” concluded Gallagher.

Andrew C. Levy, President of Allegiant Travel Company, stated, “Our strategy of constraining capacity to respond to sharply rising jet fuel prices enabled us to offset most of the 14% increase in our average system jet fuel cost from the 4th quarter 2010 to the 1st quarter of 2011.  We expect to continue to report substantial year over year unit revenue increases for the next few months.  April PRASM is expected to increase between 22% and 24% and we expect a similar increase for the entire 2nd quarter of 2011.

“The total fare of $125 per passenger is the highest we have ever recorded, due mostly to a 9.3% increase in average air fare, but also due to a 33% increase in third party ancillary revenue per passenger.  The improvement in net ancillary revenue was achieved through margin improvement and increased sales of hotel and transportation products,” concluded Levy.

Supplemental Ancillary Revenue Information (unaudited)	1Q11	1Q10	Change
Gross ancillary revenue - third party products (000)	$26,537	$22,490	18.0%
Cost of goods sold (000)	($18,316)	($16,367)	11.9%
Transaction costs (a) (000)	($1,232)	($1,180)	4.4%
Ancillary revenue - third party products (000)	$6,989	$4,943	41.4%
As percent of gross	26.3%	22.0%	4.3pp
As percent of income before taxes	25.6%	13.8%	11.8pp
Ancillary revenue - third party products/scheduled passenger	$4.84	$3.64	33.0%
(a) includes credit card fees and travel agency commissions

Scott Sheldon, SVP and CFO of Allegiant Travel Company, stated, “Our CASM ex-fuel increased by 9.2% during the 1st quarter, in part due to a 5.9% reduction in aircraft utilization and a 1% decline in average stage length.  We project an 8% decline in aircraft utilization for the 2nd quarter which will again put upward pressure on our CASM ex-fuel which is expected to increase by 23% to 25% in the 2nd quarter.  We expect our full year 2011 CASM ex-fuel to increase between 10% and 12%.

“Apart from lower fleet utilization, we will see notable increases in salary and benefits and maintenance and repairs during the 2nd quarter 2011.  Our pilot compensation agreement which took effect in May 2010 is driving the majority of the increase in salary and benefits, but the large year over year increases should start to moderate after this coming quarter once the agreement reaches its anniversary date in May.

“The projected increase in maintenance and repairs expense is due to a change in our MD-80 engine maintenance strategy.  In recent years, we overhauled very few of our engines and instead replaced most engines when needing repair with engines acquired in the secondary market.  This approach resulted in lower operating expenses but higher capital expenditures.

“In late 2010, we decided to alter our approach and now expect to manage our engines through a combination of performing service overhauls on some units and purchasing engines to replace others.  We expect to recognize expenses of between $20 and $25 million in 2011 for the overhaul or repair of 30 – 35 MD-80 engines.  We had initially planned to recognize the majority of these expenses during the first two quarters of 2011, but now expect most of these expenses to be recognized during the 2nd and 3rd quarters due to delays in the execution of our new engine overhaul services agreement.  As a result, we expect maintenance and repairs expense per aircraft per month to be between $140,000 and $150,000 during the 2nd quarter and between $135,000 and $145,000 during the 3rd quarter.  These are substantially higher than historical norms, but we believe this increase is largely non-recurring.

“Most importantly, the cash utilized in support of our MD-80 engine program – whether operating expenses or capital expenditures – was fairly consistent in 2009 and 2010 and we expect it to return to these levels in 2012 and beyond, adjusted for growth in fleet size.  Please see the table below for more detailed information on this area.

Year	Total engine cash outlay (millions) Cap ex + Op ex	Maintenance expense per aircraft per month (thousands) Op ex only
2009	$11.9	$103
2010	$11.0	$103
2011 est.	$26 - $35	$120 - $125
2012 est.		$95 - $105

“Our unrestricted cash (including short term investments) at the end of the 1st quarter 2011 was $305 million which was up from $150 million at the end of 2010.  We spent $40 million in capital expenditures which included the purchase of two 757 aircraft.  In March, we were successful in executing on a $125 million term loan.  Some of the highlights of this transaction were:

•	Issuance and corporate rating is BB- by Standard & Poor’s and Ba3 by Moody’s

•	Interest rate of LIBOR + 425 bps with a LIBOR floor of 1.5%

•	6 year term with 1% annual amortization

“In addition, we raised $7 million of debt on one 757 aircraft.  We also made approximately $16.2 million in principal payments on debt.  Finally, we still have $46 million remaining under our share repurchase authority,” concluded Sheldon.

Unaudited (millions)	3/31/11	12/31/10	Change
Unrestricted cash (including short term investments)	$305.8	$150.3	103.5%
Unrestricted cash net of air traffic liability	153.2	48.9	213.4%
Total debt including capital leases	143.8	28.1	411.2%

Unaudited (millions)	3/31/11	3/31/10	Change
Capital expenditures for current period	$40.5	$44.0	(8.0)%

At this time, Allegiant Travel Company provides the following guidance to investors, subject to revision.

Guidance, subject to revision
Capacity guidance
System	2nd quarter 2011	3rd quarter 2011
Departure year-over-year growth	(4) to 0%	(7) to (3)%
ASM year-over-year growth	(4) to 0%	(4) to 0%
Scheduled
Departure year-over-year growth	(5) to (1)%	(8) to (4)%
ASM year-over-year growth	(6) to (2)%	(6) to (2)%

Cost guidance	2nd quarter 2011	Full year 2011
CASM ex fuel – year over year growth	+23 to 25%	+10 to 12%

Fixed fee and other revenue guidance	2nd quarter 2011
Fixed fee revenue and other revenue (millions)	$9 to $13

CASM ex fuel – cost per available seat mile excluding fuel expense

•	An operating fleet of 51 MD-80 aircraft through the 2nd quarter of 2011.

•	2011 capital expenditures of approximately $100 million.

Allegiant Travel Company will host a conference call with analysts at 4:30 East Coast time today, April 28th, 2011, to discuss its 1st quarter 2011 financial results. A live broadcast of the conference call will be available via the Company’s Investor Relations website homepage at http://ir.allegiant.com. The webcast will also be archived in the “Events & Presentations” section of the website.

About the Company
Las Vegas-based Allegiant Travel Company (NASDAQ: ALGT) is focused on linking travelers in small cities to major leisure destinations such as Las Vegas, Orlando, Fla., Tampa/St. Petersburg, Fla., Phoenix-Mesa, Los Angeles and Fort Lauderdale, Fla. Through its subsidiary, Allegiant Air, the Company operates a low-cost, high-efficiency, all-jet passenger airline offering air travel both on a stand-alone basis and bundled with hotel rooms, rental cars and other travel related services.  ALGT/G

Media Inquiries: Jordan McGee +1-702-589-7260
mediarelations@allegiantair.com

Investor Inquiries: Chris Allen +1-702-851-7365
ir@allegiantair.com

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements are only estimates or predictions based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include our statements regarding future unit revenue, future maintenance expenses, future operating expense, our ability to obtain regulatory approval to add the 757 aircraft to our operating certificate, our expected progress on reconfiguration of our MD-80 aircraft, ASM growth, departure growth, fleet growth, fleet utilization, fixed-fee and other revenues and expected capital expenditures, as well as other information concerning future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believe," "expect," “guidance,” "anticipate," "intend," "plan," "estimate", “project”, “hope”  or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in the forward-looking statements. Important risk factors that could cause our results to differ materially from those expressed in the forward-looking statements generally may be found in our periodic reports filed with the Securities and Exchange Commission at www.sec.gov. These risk factors include, without limitation, the effect of the economic downturn on leisure travel, increases in fuel prices, terrorist attacks, risks inherent to airlines, demand for air services to our leisure destinations from the markets served by us, our ability to implement our growth strategy, unionization efforts, our dependence on our leisure destination markets, our ability to add, renew or replace gate leases, our competitive environment, problems with our aircraft, dependence on fixed fee customers, our reliance on our automated systems, economic and other conditions in markets in which we operate, aging aircraft and other governmental regulation, increases in maintenance costs and cyclical and seasonal fluctuations in our operating results.

Any forward-looking statements are based on information available to us today and we undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Detailed financial information follows:

Allegiant Travel Company
Consolidated Statements of Income
Three Months Ended March 31, 2011 and 2010
(in thousands, except per share amounts)
(Unaudited)
	Three months ended March 31,		Percent
	2011	2010	change
OPERATING REVENUE:
Scheduled service revenue	$128,533	$110,434	16.4
Ancillary revenue:
Air-related charges	45,316	42,650	6.3
Third party products	6,989	4,942	41.4
Total ancillary revenue	52,305	47,592	9.9

Fixed fee contract revenue	12,022	11,267	6.7
Other revenue	371	344	7.8
Total operating revenue	193,231	169,637	13.9

OPERATING EXPENSES:
Aircraft fuel	79,187	57,366	38.0
Salary and benefits	30,865	25,892	19.2
Station operations	16,473	15,682	5.0
Maintenance and repairs	16,215	12,770	27.0
Sales and marketing	5,250	5,083	3.3
Aircraft lease rentals	315	507	(37.9)
Depreciation and amortization	9,890	8,691	13.8
Other	7,209	7,401	(2.6)
Total operating expenses	165,404	133,392	24.0

OPERATING INCOME	27,827	36,245	(23.2)
As a percent of total operating revenue	14.4%	21.4%
OTHER (INCOME) EXPENSE:
Loss from unconsolidated affiliates, net	6	142	(95.8)
Interest income	(276)	(411)	(32.8)
Interest expense	796	749	6.3
Total other (income) expense	526	480	9.6

INCOME BEFORE INCOME TAXES	27,301	35,765	(23.7)
As a percent of total operating revenue	14.1%	21.1%

PROVISION FOR INCOME TAXES	10,148	13,165	(22.9)

NET INCOME	$17,153	$22,600	(24.1)
As a percent of total operating revenue	8.9%	13.3%

Earnings per share to common stockholders (1):
Basic	$0.90	$1.14	(21.1)
Diluted	$0.89	$1.12	(20.5)

Weighted average shares outstanding used in computing earnings per share to common stockholders (1):
Basic	18,909	19,805	(4.5)
Diluted	19,090	20,222	(5.6)

(1) The Company's unvested restricted stock awards are considered participating securities as they receive non-forfeitable rights to cash dividends at the same rate as common stock.  The Basic and Diluted earnings per share for the periods presented reflect the two-class method mandated by accounting guidance for the calculation of earnings per share.  The two-class method adjusts both the net income and shares used in the calculation.  Application of the two-class method did not have a significant impact on the Basic and Diluted earnings per share for the periods presented.

Allegiant Travel Company
Operating Statistics
Three Months Ended March 31, 2011 and 2010
(Unaudited)
	Three months ended March 31,		Percent
	2011	2010	change*
OPERATING STATISTICS
Total system statistics
Passengers	1,540,621	1,437,459	7.2
Revenue passenger miles (RPMs) (thousands)	1,450,110	1,373,756	5.6
Available seat miles (ASMs) (thousands)	1,617,786	1,557,186	3.9
Load factor	89.6%	88.2%	1.4
Operating revenue per ASM (cents)	11.94	10.89	9.6
Operating expense per ASM (CASM) (cents)	10.22	8.57	19.3
Fuel expense per ASM (cents)	4.89	3.68	32.9
Operating CASM, excluding fuel (cents)	5.33	4.88	9.2
Operating expense per passenger	$107.36	$92.80	15.7
Fuel expense per passenger	$51.40	$39.91	28.8
Operating expense per passenger, excluding fuel	$55.96	$52.89	5.8
Departures	12,237	11,700	4.6
Block hours	29,366	28,244	4.0
Average stage length (miles)	885	895	(1.1)
Average number of operating aircraft during period	51.0	46.2	10.4
Total aircraft in service at period end	51	47	8.5
Average departures per aircraft per day	2.7	2.8	(3.6)
Average block hours per aircraft per day	6.4	6.8	(5.9)
Full-time equivalent employees at period end	1,615	1,602	0.8
Fuel gallons consumed (thousands)	27,546	26,402	4.3
Average fuel cost per gallon	$2.87	$2.17	32.3

Scheduled service statistics
Passengers	1,444,198	1,356,610	6.5
Revenue passenger miles (RPMs) (thousands)	1,360,810	1,307,966	4.0
Available seat miles (ASMs) (thousands)	1,465,028	1,426,546	2.7
Load factor	92.9%	91.7%	1.2
Departures	10,603	10,081	5.2
Average passengers per departure	136	135	0.7
Block hours	26,244	25,355	3.5
Yield (cents)	9.45	8.44	12.0
Scheduled service revenue per ASM (PRASM) (cents)	8.77	7.74	13.3
Total ancillary revenue per ASM (cents)	3.57	3.34	6.9
Total scheduled service revenue per ASM (TRASM) (cents)	12.34	11.08	11.4
Average fare - scheduled service	$89.00	$81.40	9.3
Average fare - ancillary air-related charges	$31.38	$31.44	(0.2)
Average fare - ancillary third party products	$4.84	$3.64	33.0
Average fare - total	$125.22	$116.49	7.5
Average stage length (miles)	921	945	(2.5)
Fuel gallons consumed (thousands)	24,719	23,706	4.3
Average fuel cost per gallon	$3.11	$2.32	34.1
Percent of sales through website during period	89.9%	88.3%	1.6

* except load factor and percent of sales through website, which is percentage point change

Allegiant Travel Company
Non-GAAP Presentations
Quarters Ended March 31, 2011 and 2010
 (Unaudited)

"EBITDA" represents earnings before interest expense, income taxes, depreciation and amortization. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to net income or operating income as indicators of our financial performance or to cash flow as a measure of liquidity. EBITDA is included as a supplemental disclosure because we believe it is a useful indicator of our operating performance. Further, EBITDA is a well-recognized performance measurement that is frequently used by securities analysts, investors and other interested parties in comparing the operating performance of companies. We believe EBITDA is useful in evaluating our operating performance compared to our competitors because its calculation generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary between periods and for different companies for reasons unrelated to overall operating performance. The following represents the reconciliation of EBITDA to net income for the periods indicated below.

The SEC has adopted rules (Regulation G) regulating the use of non-GAAP financial measures. Because of our use of the non-GAAP financial measure EBITDA to supplement our consolidated financial statements presented on a GAAP basis, Regulation G requires us to include in this press release a presentation of the most directly comparable GAAP measure, which is net income, and a reconciliation of the non-GAAP measure to the most comparable GAAP measure.  Our utilization of a non-GAAP measurement is not meant to be considered in isolation or as a substitute for net income or other measures of financial performance prepared in accordance with GAAP. EBITDA is not a GAAP measurement and our use of it may not be comparable to similarly titled measures employed by other companies in the airline industry. The reconciliations to GAAP measures follow.

	Three months ended March 31,		Percent
(in thousands)	2011	2010	change
Net income	$17,153	$22,600	(24.1)
Plus (minus)
Interest income	(276)	(411)	(32.8)
Interest expense	796	749	6.3
Provision for income taxes	10,148	13,165	(22.9)
Depreciation and amortization	9,890	8,691	13.8
EBITDA	$37,711	$44,794	(15.8)